Exhibit 16.1

June 26, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Forbes Energy Services Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Forbes Energy Services Ltd. dated June 23, 2009. We agree with the statements concerning our Firm in such Form 8-K. We make no comment, however, as to the current status of the material weaknesses disclosed as of March 31, 2009.

Very truly yours,

PricewaterhouseCoopers LLP